Exhibit 99.1

News release

QLT Announces Results From Proof-of-Concept Trial With Oral Synthetic cis-Retinoid (QLT091001) In Adult Subjects With Impaired Dark Adaptation and/or Impaired Low Luminance Vision

For Immediate Release	December 5, 2014

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced results from its multi-center, Phase 2a clinical trial of repeated treatments of oral QLT091001 in adult subjects with early age-related macular degeneration (AMD) and impaired dark adaptation and/or impaired low luminance vision. The Company previously announced positive results from its Phase 1b clinical trials for QLT091001 in subjects with the rare inherited retinal degenerative diseases, Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP).

In this Phase 2a trial, oral doses of QLT091001 dosed once per week for 3 consecutive weeks with one additional dose the day after the third dose, showed trends in improvement in dark adaptation rate and in glare recovery time relative to placebo. QLT091001 treatment had an acceptable safety profile and was well-tolerated.

“Dark adaptation and glare recovery in elderly patients, especially in patients with AMD, are a growing problem in our aging population. The trend towards rapid improved dark adaptation and glare recovery times in this small placebo-controlled trial is encouraging. This study represents the first clinical trial with QLT091001 outside of rare orphan disease indications. These encouraging proof of concept results warrant further research aimed at refining the dosing, and endpoint evaluation to further establish the clinical significance of these findings,” said David Saperstein, MD, QLT’s Chief Medical Advisor.

This multicenter Phase 2a, randomized, placebo-controlled, single-masked, parallel-design, safety/proof-of-concept study included 43 subjects, 60 to 90 years of age, with early AMD and impaired dark adaptation and/or impaired low luminance low contrast best corrected visual acuity (LLLC BCVA) in at least 1 eye, and with no other known ophthalmic pathologies to explain their condition. Subjects were randomized to receive placebo (11 subjects), 10 mg/m2 (16 subjects), or 40 mg/m2 (16 subjects) oral doses of QLT091001 on Day 0, Day 7, Day 14 and Day 15. Dark adaptation rates, glare recovery times, and LLLC BCVA were assessed at baseline, prior to dosing at visits on Day 7, Day 14, and Day 15, and at follow-up visits on Day 17, Day 28, and Day 42. Safety assessments included high luminance high contrast (HLHC) BCVA, ophthalmic examination, vital signs, electrocardiogram, laboratory testing and adverse events.

Dark adaptation rates were assessed by determining the rod-cone break (RCB) times and glare recovery times in subjects after light exposure. A total of 14 subjects were defined as having impaired dark adaptation at baseline (defined as a RCB time of 9.0 minutes or longer). Analysis of the median change from baseline in RCB time showed that subjects treated with QLT091001 (n=10 for the 10 mg/m2 and 40 mg/m2 groups combined) had improved (shorter) RCB times at all 6 assessments compared to baseline (per protocol analysis). In comparison, impaired subjects treated with placebo (n=4) showed mixed results across assessments, with improvement in RCB time noted at only one assessment (per protocol analysis). For glare recovery, subjects treated with QLT091001 (10 mg/m2 and 40 mg/m2 combined; n=20) showed improved glare recovery times (median change from baseline) at 5 of 6 assessments while those treated with placebo (n=7) showed mixed results across assessments (per protocol analysis). Treatment with QLT091001 did not produce a clear treatment effect on LLLC BCVA using the protocol and procedures of this study.

Treatment with QLT091001 demonstrated an acceptable safety profile and was well tolerated. The most common treatment-related adverse drug reaction was headache which was observed in the 40 mg/m2 treatment group only (5 of 16 subjects). Two subjects withdrew from the study – one due to a treatment-related adverse event (headache) and one due to SAEs that were not related to treatment.

About the Impaired Dark Adaptation Trial

This randomized, single-masked, parallel-design, safety/proof-of-concept study was designed to include approximately 40 subjects with early AMD and impaired dark adaptation and/or impaired LLLC BCVA in at least 1 eye and with no other known ophthalmic pathologies to explain their condition. Subjects who met the eligibility criteria were randomized to receive one of the following oral doses of QLT091001 at Day 0, Day 7, Day 14 and Day 15: 0 (placebo), 10, or 40 mg/m2 in a 2:3:3 randomization ratio.

Dark adaptation rates, glare recovery times, and LLLC BCVA were assessed at screening and repeated prior to dosing on Day 0, Day 7, Day 14, and Day 15 and at follow up visits on Day 17, Day 28 and Day 42 to evaluate efficacy. Safety assessments (HLHC BCVA, ophthalmic examinations, vital signs, adverse events, concomitant medications) were conducted before the initial dose and at all study visits. Clinical chemistry, hematology, and urinalysis samples were collected at screening, prior to dosing on Day 7 and at follow-up visits on Day 17 and Day 42.

The subset of subjects with impaired dark adaptation was identified as subjects having a RCB time of 9.0 minutes or longer at baseline. Subjects with an improvement in dark adaptation were those demonstrating a decrease in RCB time, corresponding to a faster adjustment time to see in dark environments. Improvement in a subject’s glare recovery time was defined as an improvement in time taken to recover the ability to read a LLLC ETDRS vision chart after receiving a full-field glare source as compared to baseline. Subjects having impaired LLLC BCVA were defined as those having an LLLC BCVA that was at least 25 letters (about 5 lines) below their high luminance high contrast (HLHC) BCVA. The trial employed new clinical study endpoints that have not been commonly used in previous pharmaceutical trials.

The placebo group was slightly younger on average (mean, 71.0 years) than the QLT091001 10 mg/m2 (mean, 75.6 years) and 40 mg/m2 (mean, 74.4 years) groups. All placebo subjects received all study treatments. Fifteen of 16 subjects (93.8%) in the 10 mg/m2 group and 14 of 16 subjects (87.5%) in the 40 mg/m2 group received all study treatments.

About Impaired Dark Adaptation

Impaired dark adaptation (IDA) is a condition that results in decreased ability of the eye to recover visual sensitivity in the dark following exposure to bright lights (photobleaching) that gets worse with age. Profoundly impaired dark adaptation is commonly associated with inherited retinal degenerations. More recently, mild to moderate impaired dark adaptation has been associated with AMD and is proportionate to the severity of the disease. IDA (and/or impaired low luminance vision) may occur due to age-related inefficiencies in the retinoid cycle which results in slower regeneration of the light sensing pigment 11-cis-retinal in the eye and increased levels of free unbound opsin that lead to delayed dark adaptation and reduced retinal sensitivity. Ultimately, these factors impair vision in low light or dark environments. The kinetics of the rod function have also been reported to be age-related, with the rod-mediated portion of the dark adaptation function significantly slower in older patients with normal retinal function than in younger adults. This rod-mediated dark adaptation time is further slowed down in patients with early signs of AMD but with good visual acuity. Impaired dark adaptation in this population causes symptomatic difficulties for functioning in dim light, especially after exposure to bright ambient light, and can hamper daily living activities such as driving, mobility, and workplace tasks. Impaired mobility, in the form of falling, is one of the most common problems of old age. Impaired dark adaptation is not a disease but a condition that can arise as a result of a number of pathologic or physiologic factors. Improving this condition has the potential to not only improve a subject’s quality of life but also delay the development of degenerative retinal conditions with more severe visual outcomes.

About Synthetic Retinoid Drugs

Synthetic retinoid drugs use biochemical strategies for restoring visual function in retinal degeneration as well as in aging retinal disorders. Genetic diseases in the eye such as LCA and RP arise from gene inactivation and subsequent disruption of the visual pathway. This same pathway is adversely affected in the natural aging process and may play a role in aging visual deficits including AMD. QLT091001 is a replacement for 11-cis retinal, which is an essential component of the retinoid-rhodopsin cycle and visual function. QLT091001 has received orphan drug designations for the treatment of LCA (due to inherited mutations in LRAT or RPE65 genes) and RP (all mutations) by the US FDA, and has received orphan drug designations for the treatment of LCA and RP (all mutations) by the EMA. The drug has also been granted two fast track designations by the FDA for the treatment of LCA and RP due to inherited mutations in LRAT and RPE65 genes.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release may constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our statements concerning the potential efficacy, safety and market potential for QLT091001 and any future studies contemplated for the IDA indication; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; QLT’s development plans, timing and results of the clinical development of our synthetic retinoid program; the risk that our assumptions related to continued enrollment trends, efforts and success, and the associated costs of our synthetic retinoid program will prove incorrect; the risk that outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results disclosed and/or previous trials; the possibility that interpretations of data produced by one or more of our clinical trials will vary; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our synthetic retinoid program; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results, which are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.